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Exhibit 99.1

[CARTER'S LOGO]	Contact: Eric Martin, Director of Investor Relations (404) 745-2889

CARTER'S REPORTS A 49% INCREASE IN FIRST QUARTER EARNINGS ON 10% GROWTH IN REVENUE

ATLANTA, April 27, 2004/ PRNewswire-FirstCall/—Carter's, Inc. (NYSE: CRI), the largest branded marketer of apparel for babies and young children in the United States, today reported its first quarter results for fiscal 2004.

For the first quarter ended April 3, 2004, net income increased 49% to $10.3 million, or $0.35 per diluted share, from $6.9 million, or $0.29 per diluted share for the first quarter ended April 5, 2003. Pro forma net income, further described below, increased 34% to $10.6 million, or $0.36 per diluted share for the first quarter of fiscal 2004 compared to pro forma net income of $7.9 million, or $0.27 per diluted share for the first quarter of fiscal 2003.

Fred Rowan, Chairman of the Board of Directors, President and Chief Executive Officer of Carter's said, "We are very pleased with our spring product performance. We have experienced particularly strong selling results in sleepwear due to better creative, upgraded fabrics and the expansion of our sourcing initiatives. Consumer demand for our new Carter's Classics offerings has been particularly strong. We continue to gain market share in a highly-competitive environment, which further validates our strategy of focusing on core products and we see additional opportunity for growth by continuing this focus on improving our product offerings, reducing complexity and lowering costs."

Pro forma results for the first quarter of fiscal 2004 exclude $0.3 million in after-tax restructuring charges related to the closure of the Company's sewing facilities in Costa Rica. Pro forma results for the first quarter of fiscal 2003 include $1.0 million, net of tax, to reflect pro forma interest savings associated with the Company's initial public offering and debt reduction completed in the fourth quarter of fiscal 2003 as if they had occurred at the beginning of fiscal 2003. These adjustments are set forth in the reconciliation of results in accordance with generally accepted accounting principles (GAAP) to the pro forma results shown in the table below. The number of weighted average shares in the first quarter of fiscal 2003 has been adjusted in the pro forma earnings per share calculations to give effect to the initial public offering and to treat the incremental shares sold as if they were outstanding for the period presented. The Company believes that the pro forma information in this release provides a meaningful comparison of its operational and financial results.

Cash flow from operations was $13.4 million in the first quarter of fiscal 2004 compared to $12.3 million in the first quarter of fiscal 2003, an increase of 9%. Cash flow from operations in the first quarter of fiscal 2004 reflects the growth in earnings and a reduction in inventory, partially offset by growth in accounts receivable driven by sales of our Child of Mine brand and lower levels of current liabilities.

In March of 2004, the Company made a voluntary payment on its term loan of $5.0 million and an excess cash flow payment of $2.4 million, as required by its senior credit facility. Such payments resulted in an 8% reduction of its term loan during the first quarter of fiscal 2004. In the past twelve months, the Company has reduced total debt by approximately 30%.

Revenues in the first quarter of fiscal 2004 increased 10% to $182.7 million from $166.0 million for the first quarter of fiscal 2003. The increase in net sales for the first quarter of fiscal 2004 was driven by a $20.4 million increase in sales to the mass channel from $12.5 million to $32.9 million. This growth reflects sales of our Child of Mine brand to Wal-Mart, which launched in June of 2003 and growth in sales of the Tykes brand to Target stores. As expected, given the 47% growth in wholesale sales in the first quarter of fiscal 2003, wholesale sales decreased $6.0 million, or 6%, to $90.6 million from

$96.6 million in the first quarter of fiscal 2003. Sales growth in the wholesale channel is expected to be 5% to 6% for fiscal 2004.

The Company's retail store sales in the first quarter of fiscal 2004 increased $2.3 million, or 4%, to $59.2 million from $56.9 million in the first quarter of fiscal 2003 due to incremental revenue from new store openings and a comparable store sales increase of 3.7%. As of April 3, 2004, Carter's had a total of 170 retail stores, including one store opened in February 2004. We plan to open eleven stores and close five stores during the balance of fiscal 2004.

Carter's Business Outlook

        This outlook is based on current expectations and includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes the comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

($ in millions, except EPS)	Second Quarter 2004		Fiscal Year 2004
Net sales	$157	+12% (1)	+ 9% to 10% (3)
Diluted EPS	$0.15	+36% (2)	+23% to 25% (4)

(1)
Comparison to second quarter of fiscal 2003.

(2)
Estimated increase as compared to pro forma second quarter fiscal 2003 results adjusted to reflect $1.0 million in after tax interest savings and increased diluted share count of approximately 5.4 million shares resulting from the initial public offering and associated debt reduction that occurred during the fourth quarter of fiscal 2003.

(3)
Comparison to fiscal 2003.

(4)
Estimated increase as compared to pro forma fiscal 2003 results of $1.22 per diluted share as previously described in our earnings release filed March 1, 2004 on Form 8-K.

        Carter's will broadcast its quarterly conference call on April 28, 2004 at 8:30 a.m. EST. To participate in the call, please dial 1-800-818-5264. For international calls, please dial 1-913-981-4910. To listen to the live broadcast over the internet, please log on to www.carters.com, go to "Investor Relations" and then click on the link, "First Quarter Conference Call." A replay of the call will be available shortly after the broadcast through midnight EST, Friday, May 7, 2004, at 1-888-203-1112, pass code 448564, and archived on the Company's website at the same location as the live webcast.

        For more information on Carter's, please visit www.carters.com.

Cautionary Language

        Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results for fiscal 2004 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include a decrease in sales to or the loss of one or more of the Company's key customers, deflationary trends in prices, disruptions in foreign supply sources, negative publicity, the loss of one or more of the Company's major suppliers for raw materials, competition in the baby and young children's apparel market, the Company's leverage which increases the Company's exposure to interest rate risk and could require the Company to dedicate a substantial portion of its cash flow to repay principal, the impact of governmental regulations and environmental risks applicable to the Company's business, and seasonal fluctuations in the children's apparel business. These risks are described in the Company's prospectus dated October 23, 2003 under the headings "Risk Factors," "Business-Competition; Certain Risks," and "Statement Regarding Forward-Looking Statements." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Pro forma Net Income

        In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided pro forma, non-GAAP financial measurements that present net income and net income on a per share basis excluding certain adjustments discussed above. Details of these items are presented in the table below, which reconciles the GAAP results to pro forma net income and pro forma net income per share. The pro forma, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The pro forma, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of our future condition or results of operations. Also, this earnings release and the reconciliation from GAAP results to pro forma results that may be discussed in the first quarter earnings call can be found on the Company's website at www.carters.com.

CARTER'S, INC.
GAAP VS. PRO FORMA RESULTS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended
	April 3, 2004	April 5, 2003
Net income (GAAP)	$10,313	$6,910
Pro forma adjustments:
Plant closure costs	315	—
Pro forma interest expense savings	—	1,015

Pro forma net income	$10,628	$7,925

Diluted weighted average shares outstanding, as reported	29,836,179	23,922,076
Adjustment for initial public offering	—	5,390,625

Pro forma diluted weighted average shares outstanding	29,836,179	29,312,701

Diluted net income per share, as reported	$0.35	$0.29
Pro forma diluted net income per share	$0.36	$0.27

CARTER'S, INC.
CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended
	April 3, 2004	April 5, 2003
Net sales	$182,720	$165,993
Cost of goods sold	116,450	105,389

Gross profit	66,270	60,604
Selling, general, and administrative expenses	47,370	44,921
Plant closure costs	534	—
Royalty income	(3,164)	(2,554)

Operating income	21,530	18,237
Interest expense, net	4,624	7,002

Income before income taxes	16,906	11,235
Provision for income taxes	6,593	4,325

Net income	$10,313	$6,910

Basic net income per common share	$0.37	$0.31
Diluted net income per common share	$0.35	$0.29
Basic weighted average number of shares outstanding	27,985,360	22,548,764
Diluted weighted average number of shares outstanding	29,836,179	23,922,076

CARTER'S, INC.
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except for share data)

	April 3, 2004	January 3, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,156	$36,061
Accounts receivable, net	72,781	65,318
Inventories, net	91,189	104,760
Prepaid expenses and other current assets	5,900	6,625
Deferred income taxes	8,177	9,045

Total current assets	216,203	221,809
Property, plant, and equipment, net	50,678	50,502
Tradename	220,233	220,233
Cost in excess of fair value of net assets acquired	139,282	139,282
Licensing agreements, net	1,875	3,125
Deferred debt issuance costs, net	7,188	7,666
Other assets	2,922	3,485

Total assets	$638,381	$646,102

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$927	$3,336
Accounts payable	25,372	30,436
Other current liabilities	32,386	37,405
Total current liabilities	58,685	71,177
Long-term debt	204,215	209,377
Deferred income taxes	82,749	83,196
Other long-term liabilities	9,816	9,816

Total liabilities	355,465	373,566

Commitments and contingencies
Stockholders' equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at April 3, 2004 and January 3, 2004	—	—
Common stock, voting; par value $.01 per share; 40,000,000 shares authorized; 27,985,360 shares issued and outstanding at April 3, 2004 and January 3, 2004	280	280
Additional paid-in capital	241,847	241,780
Retained earnings	40,789	30,476

Total stockholders' equity	282,916	272,536

Total liabilities and stockholders' equity	$638,381	$646,102

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CARTER'S, INC. GAAP VS. PRO FORMA RESULTS (dollars in thousands, except for share data) (unaudited)
CARTER'S, INC. CONSOLIDATED STATEMENT OF INCOME (dollars in thousands, except for share data) (unaudited)
CARTER'S, INC. CONSOLIDATED BALANCE SHEET (dollars in thousands, except for share data)